Exhibit 10.2
CHANGE OF CONTROL SEVERANCE AGREEMENT
     THIS AGREEMENT, dated as of                      (the “Agreement”), is between NATIONAL DENTEX CORPORATION, a Massachusetts corporation (the “Company”), and                      (the “Employee”).
     The Employee is a key employee of the Company and an integral part of its management.
     The Company recognizes that the possibility of a change of control of the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders.
     The Company wishes to assure the Employee of fair severance should his or her employment terminate in specified circumstances following a change of control, and to assure the Employee of certain other benefits upon a change of control.
     In consideration of the Employee’s continued employment with the Company and other good and valuable consideration, the parties agree as follows:
     1. Definitions. The following terms as used in this Agreement shall have the following meanings:
     “Base Salary” shall mean the Employee’s annual base salary, exclusive of any bonus or other benefits he may receive.
     “Bonus” shall mean the aggregate amounts payable to the Employee pursuant to one or more of the Company’s incentive compensation plans as in effect prior to the occurrence of a Standstill Period.
     “Cause” shall have the meaning set forth in Section 2.03.
     “Change of Control” shall mean the occurrence of any one of the following events:
     (a) Change in Ownership. A change in ownership occurs if a person, or multiple persons acting as a group, acquires more than 50% of the capital stock of the Company, measured by voting power or value.
     (b) Change in Effective Control. A change in effective control occurs if either:
     (i) A Person (or group of persons) acquires 30% of the capital stock of the Company measured by voting power over a 12-month period; or
     (ii) A majority of the Board of Directors of the Company is replaced by directors not endorsed by the prior members of the Board of Directors.

     (c) Change in a Substantial Portion of the Company’s Assets. A Change of Control based on the sale of assets occurs if a Person (or group of Persons) acquires 40% or more of the gross fair market value of the assets of the Company over a 12-month period.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Stock” shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.
     “Current Title” shall mean the Employee’s title on the date one hundred eighty (180) days prior to the commencement of a Stand Still Period.
     “Date of Qualified Termination” shall mean the date on which the Employee’s employment is terminated pursuant to Section 2.01(a) of this Agreement.
     “Employee Related Party” shall mean any Affiliate or Associate of the Employee other than the Company or a Subsidiary of the Company. The terms “Affiliate” and “Associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “Associate” meaning, in this case, the Company).
     “Good Reason” shall have the meaning set forth in Section 2.04.
     A Person shall be deemed to be the “owner” of any Common Stock:
(a)	of which such Person would be the “beneficial owner”, as such term is defined in Rule 13d-3, as in effect on the date hereof, promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act; or

(b)	of which such Person would be the “beneficial owner”, as such term is used in Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on the date hereof; or

(c)	which such Person or any of its Affiliates or Associates (as such terms are defined in Rule 12b-2, as in effect on the date hereof, promulgated by the Commission under the Exchange Act), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.
     “Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on the date hereof.

     “Qualified Termination” shall have the meaning set forth in Section 2.01(a) of this Agreement.
     “Specified Employee” shall mean the Employee if the Company’s stock is publicly traded on an established securities market and the Employee:
               (a) owns more than 5 percent (5%) of the stock of the Company or any member of its “controlled group” as that term is defined under §1563 of the Code:
               (b) owns more than 1 percent (1%) of the stock of the Company and has compensation from the Company in excess of $150,000 per year; or
               (c) is an officer of the Company with compensation in excess of $145,000 per year.
     “Standstill Period” shall be the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.
     2. Benefits Upon Change of Control.
     2.01 Benefits Following Termination of Employment.
     (a) Upon the termination of the Employee’s employment by the Company without Cause or by the Employee for Good Reason, during any Standstill Period following a Change of Control (a “Qualified Termination”), the Company shall, within thirty (30) days following the Date of Qualified Termination, pay to the Employee in a lump sum an amount equal to (x)                      (___) times the Employee’s Base Salary in effect immediately prior to the Date of Termination plus (y)                      (___) times the average amount of the Bonus payable to the Employee for the                      (___) fiscal years ending on or immediately prior to the Date of Termination.
     (b) Until the                      anniversary of the Date of Qualified Termination, the Company shall maintain in full force and effect for the continued benefit of Employee and his or her family all life insurance, medical insurance and disability plans and programs in which Employee was entitled to participate immediately prior to the Change of Control, provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs or under other plans and programs providing substantially comparable coverage and benefits. In the event that Employee is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Employee with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company’s obligations hereunder with respect to life insurance, medical or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.
     (c) Notwithstanding the foregoing, distributions to a Specified Employee may not be made before the date that is six months after the date of separation from service, or, if earlier, the date of death.
     2.02 Coordination with Tax Rules. Payments under Section 2.01 shall be made without regard to whether the deductibility of such payments (or any other “parachute payments,” as that term is defined in Internal Revenue Code Section 280G, to or for the benefit of the Employee) would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments (or any other “parachute payments” as so defined) would subject the Employee to the federal excise tax levied on certain “excess parachute payments” under Internal Revenue Code Section 4999; provided, that if the total of all “parachute payments” to or for the benefit of the Employee, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable), with respect to such payments (the “Employee’s total after tax payments”), would be increased by the limitation or elimination of any payment under Section 2.01, such amounts payable hereunder shall be reduced to the extent, and only to the extent, necessary to maximize the Employee’s total after-tax payments. The determination as to whether and to what extent payments under Section 2.01 are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by the Company’s regularly retained independent public accounting firm (the “Accountants”). In the event of any underpayment or overpayment under Section 2.01 as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to the Employee or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.
     2.03 Cause. Termination for “Cause” shall mean termination of the Employee’s employment by the Company because of conviction of a felony, commission of an act of dishonesty or moral turpitude in connection with his or her employment by the Company or gross neglect of duties (other than as a result of disability, as determined under the Company’s long-term disability plan, or death) which shall continue for thirty (30) days after the Company gives written notice to the Employee thereof.
     2.04 Good Reason. Termination for “Good Reason” shall mean a voluntary termination by the Employee of his or her employment with the Company, after the occurrence of one or more of the following without the consent of the Employee (each a “Good Reason Event”): (1) a material diminution in the Base Salary; (2) a material diminution in the Employee’s authority, duties or responsibilities; (3) the relocation of the Employee’s principal place of business to more than fifty (50) miles from the place where Employee was employed immediately prior to the relocation; or (4) any other action of inaction that constitutes a material breach by the Company of this Agreement, provided, (A) such Good Reason Event is not remedied or cured by the Company within 30 days after the Company receives notice from the Employee of the occurrence of a Good Reason Event; (B) such notice of the occurrence of a Good Reason Event is sent by the Employee no later than 30 days after the occurrence of such Good Reason Event;

and (C) in all events, the Employee terminates his employment with the Company within 120 days of the occurrence of such Good Reason Event.
     3. No Mitigation of Damages; Other Severance Payments; Withholding.
     3.01 No Duty to Mitigate Damages. The Employee’s benefits under Section 2.01(a) shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.
     3.02 Other Severance Payments. The benefits payable to the Employee hereunder following a Change of Control, in accordance with the provisions of Section 2 above, are in lieu of any severance payments due the Employee pursuant to the provisions of any employment agreement between the Company and the Employee, except, however, that in all events the Company shall continue to pay to the Employee in accordance with the provisions of any such employment agreement all Base Salary and Bonus accrued to the effective date of termination of the Employee’s employment, in addition to any amounts payable to the Employee pursuant to Section 2 of this Agreement.
     3.03 Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
     4. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
     5. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered by hand or sent by registered mail, return receipt requested, or by recognized overnight express courier, postage prepaid, and if to the Employee, addressed to him at the address set forth below, and if to the Company, addressed to it at 2 Vision Drive, Natick, Massachusetts 01760, Attention: Board of Directors, with a copy to Posternak Blankstein & Lund LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, Attention: Donald H. Siegel, P.C. or such other address as shall have been specified in writing by either party to the other, and any such notice or communication shall be deemed to have been given as of the date so mailed.
     6. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     7. General Provisions.
     7.01 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by the Employee’s personal or legal representatives or successors. If the Employee dies while any amounts would still be payable to him hereunder, benefits would still be provided to his or her family hereunder or rights would still be exercisable by him hereunder as if he had continued to live, such amounts shall be paid to the Employee’s estate, such benefits shall be provided to the Employee’s family and such rights shall remain exercisable by the Employee’s estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by the Employee.
     7.02 Successors. This Agreement shall inure to and be binding upon the Company’s successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to the Employee, to assume expressly this Agreement. If the Company shall not obtain such agreement prior to the effective date of any such succession, the Employee shall have all rights resulting from termination by the Employee for Good Reason under this Agreement. This Agreement shall not otherwise be assignable by the Company.
     7.03 Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by the Employee and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.
     7.04 Titles. No provision of this Agreement is to be construed by reference to the title of any section.
     7.05 Continued Employment. This Agreement shall not give the Employee any right of continued employment or any right to compensation or benefits from the Company or any subsidiary except the right specifically stated herein to certain severance and other benefits, and shall not limit the Company’s right to change the terms of or to terminate the Employee’s employment, with or without Cause, at any time other than during a Standstill Period, except as may be otherwise provided in a written employment agreement, if any, between the Company and the Employee.
     7.06 Termination of Agreement Outside of Standstill Period. This Agreement shall be automatically terminated upon the first to occur of the termination of the Employee’s employment for any reason, whether voluntary or involuntary, at any time other than during a Standstill Period.
     7.07 Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     7.08 Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, reasonably incurred by Employee in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for Good Reason or in obtaining any right or benefit to which Employee is entitled under this Agreement. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect as published in The Wall Street Journal, until paid in full.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NATIONAL DENTEX CORPORATION

By:
Name:
Title:

EMPLOYEE:

Print Name:

Address:

SCHEDULE A

Name	Base Salary / Bonus (2.01(A))	Benefits (2.01(B))
Wayne Coll	Two (2) times	Second anniversary

John F. Green	Two (2) times	Second anniversary